Exhibit 3.4 CERTIFICATE OF AMENDMENT


              CERTIFICATE OF AMENDMENT OF ARTICLES OF INCORPORATION


                              YIPPYYAHOO.COM, INC.
                               Name of Corporation

                  I, the undersigned, Romie J. Krickbaum, do hereby certify:
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                           That the Board of Directors of  YIPPYYAHOO.COM,  INC.
                           (the  "Company),  at a meeting duly convened and held
                           on  the  17th  day  of  February   2000,   adopted  a
                           resolution to amend the original articles as follows:

                                    Article  IV is  hereby  amended  to  read as
follows:


                                    The  aggregate  number of  shares  which the
                                    Company  has  the   authority  to  issue  is
                                    100,000,000  shares of common stock with the
                                    par  value  of   $0.001   per   share,   and
                                    50,000,000 shares of preferred stock with the par value of $0.001 per share.


                                    The  change  in par  value  does not  affect
stated capital.



                  The number of shares of the Company's common stock outstanding and entitled to vote on an amendment to the Articles of Incorporation was 7,500: that the said change and amendment was unanimously adopted on the 17th day of February 2000 by the Company's shareholders.


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                                      Romie J. Krickbaum, President and Director